Sub-Item 77Q2

Nuveen Real Estate Income Fund
811-10491

Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Fund's officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the initial affiliation reports on behalf of the adviser listed below were filed late on April 4, 2002.

There are no greater than ten-percent
shareholders of the Fund.

DIRECTORS:

James E. Bacon
William E. Bennett
Jack B. Evans
William L. Kissick
Thomas E. Leafstrand
Timothy R. Schwertfeger
Sheila W. Wellington

OFFICERS:

Peter H. D'Arrigo
Lorna C. Ferguson
William M. Fitzgerald
Stephen D. Foy
David Lamb
Larry W. Martin
Edward F. Neild, IV
Gifford R. Zimmerman

In addition, a late Form 3 was filed for Tina Lazar, Vice
President, on 1/29/03. Also, a late Form 3 filed on 1/29/03 on behalf of the adviser, Nuveen Institutional
Advisory Corp.